                                                                 EXHIBIT 8.1



                           --------------------------
                                     BAKER
                                       &
                                   HOSTETLER
                           --------------------------


                              September 30, 1996





The E.W. Scripps Company
312 Walnut Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

                 You have requested our opinion concerning the material federal income tax consequences to The E.W. Scripps Company (the "Company") and its shareholders of the proposed statutory merger of the Company with and into Comcast Corporation ("Comcast") (the "Merger") in accordance with the terms and conditions of the Agreement and Plan of Merger by and among the Company, Scripps Howard, Inc., and Comcast dated as of October 28, 1995, which is to be amended pursuant to the Form of Amendment to the aforesaid Agreement and Plan of Merger (such Agreement and such Form of Amendment hereafter referred to as the "Agreement"). The opinions presented herein are based on the facts and representations in the Agreement and in the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC") on September 16, 1996, including without limitation the Joint Proxy Statement-Prospectus with respect to Comcast and the Company contained in the Registration Statement (collectively, the "Documents") and the representations set forth in representation letters from the Company and Comcast, and from certain shareholders of the Company with respect to continuity of shareholder interest (collectively, the "Representation Letters") and the applicable tax law as it exists today. We have also conducted such other investigations of fact and law as we have deemed necessary for purposes of rendering the opinions presented herein. Our opinion is conditioned on the assumption that there will be no change in any of the facts or representations set forth in the Documents, the Representation letters, or this letter between the date of this opinion and the date of the Merger (the "Merger Date").

I.       FACTS
         -----

                 The Company is a Delaware corporation whose Class A Common Stock is traded on the New York Stock Exchange. The Company owns all of the outstanding shares of stock of Scripps Howard, Inc. ("SHI"), an Ohio corporation, which is engaged in the business of publishing and distributing a newspaper, The Cincinnati Post, and other business related activities. In addition, SHI owns all of the outstanding shares of the stock of Scripps

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September 30, 1996
Page 2


Howard Broadcasting Company ("SHBC"), an Ohio corporation, which is engaged in the business of television broadcasting through the operation of television stations in Cincinnati, Ohio; Cleveland, Ohio; West Palm Beach, Florida; Tulsa, Oklahoma; Kansas City, Missouri; Phoenix, Arizona; and Baltimore, Maryland.

                 SHI also owns all the outstanding shares of stock of several other subsidiaries engaged in the newspaper publishing, entertainment and cable television businesses, including EWS Cable, Inc. ("EWS Cable") and L-R Cable, Inc. ("L-R Cable"), two Colorado corporations, which are general partners in Telescripps Cable Company, a Colorado general partnership engaged in the cable television business in the States of Tennessee, Kentucky, Florida, Georgia, Indiana, South Carolina, Virginia, and West Virginia.

                 SHBC owns all the outstanding shares of stock of several subsidiaries engaged in the television broadcasting and cable television businesses, including Scripps Howard Cable Company ("SHCC"), a Colorado corporation, which is engaged in the cable television business in Colorado and Florida and Scripps Howard Cable Company of Sacramento ("SHCC Sacramento"), a Delaware corporation which is a general partner in Sacramento Cable Television, a California general partnership engaged in the cable television business in California.

                 Comcast Corporation is a Pennsylvania corporation whose Class A Special Common Stock is traded on the NASDAQ National Market.

                 Comcast desires to acquire the Company and all of the Company's cable businesses, including the outstanding shares of EWS Cable, L-R Cable, SHCC, and SHCC Sacramento (the Cable Subsidiaries) in exchange for its Class A Special Common Stock traded on the NASDAQ National Market, which stock is nonvoting stock, but does not desire to acquire the newspaper, entertainment and television broadcasting businesses.

                 To permit Comcast to acquire the Company and the Cable Subsidiaries without the newspaper, entertainment and television broadcasting businesses, the Company and its subsidiaries propose the following steps:

         1. SHBC will contribute the stock of SHCC Sacramento and the assets of cable television businesses located in Athens, Greenbrier and Harriman, Tennessee to SHCC;

         2.      SHBC will spin-off SHCC to SHI;

         3. SHI will contribute the stock of L-R Cable and EWS Cable to SHCC;

         4.      SHI will spin-off SHCC to the Company;
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The E.W. Scripps Company
September 30, 1996
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         5.      The Company will spin-off SHI to the shareholders of the
                 Company and SHI will change its name to The E.W. Scripps Company; and

         6. The Company will merge with and into Comcast in a statutory merger intended to qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") with the shareholders of EWS receiving nonvoting Class A Special Common Stock of Comcast ("Comcast Shares") in exchange for their Class A Common Stock of the Company in the Merger. No fractional shares will be issued. Cash will be paid by Comcast in lieu of any fractional share interest; however, such cash represents merely a mechanical rounding-off of the fractions and is not separately bargained for consideration.

                 Rulings are requested from the Internal Revenue Service ("IRS") regarding the federal income tax consequences of Items 1 through 5 ("Requested Rulings") and no opinion is provided with respect to such items. The Requested Rulings, however, are based on the assumption that the Merger will qualify as a reorganization under Section 368(a)(1)(A) of the Code. No ruling was requested regarding whether the Merger will qualify as a reorganization under Section 368(a)(1)(A) of the Code because the IRS takes the position that the consequences of a transaction such as the Merger are adequately established in the tax law, and it therefore will not issue a "comfort" ruling as to whether such a transaction qualifies as a reorganization under Section 368(a)(1)(A) of the Code.

II.      ASSUMPTIONS AND REPRESENTATIONS
         -------------------------------

                 In order to determine the consequences of the Merger for federal income tax purposes, we have assumed with your permission and Comcast's permission that the Company and Comcast have adopted and will consummate all steps set forth in the Agreement in accordance with and pursuant to Pennsylvania and Delaware law. In addition, we have relied on the following representations which we have received from the Company and/or Comcast:

         (1) The formula set forth in the Agreement pursuant to which each issued and outstanding share of EWS will be exchanged for Comcast Shares is the result of arm's length bargaining and the fair market value of the Comcast Shares to be received by each shareholder of the Company will be approximately equal to the fair market value of the shares of the Company surrendered by such shareholder of the Company in the Merger.

         (2) There is no plan or intention by the shareholders of the Company who own 5 percent or more of the shares of the
                 Company, and to the best of the knowledge of the management of the Company, there is no plan or intention on the part of the remaining shareholders of the Company to sell, exchange or otherwise dispose of a number of Comcast Shares received in the Merger that would reduce the ownership by the shareholders of the Company of Comcast
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The E.W. Scripps Company
September 30, 1996
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                 Shares to a number of Comcast Shares having a value, as of the date of the Merger Date, of less than 50 percent of the value of all of the formerly outstanding shares of the Company as of the same date. For purposes of this representation, shares of stock of the Company exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional Comcast Shares will be treated as outstanding stock of the Company on the date of the transaction. Also, for purposes of this representation, shares of the Company and Comcast held by shareholders of the Company and sold, redeemed, or disposed of prior or subsequent to the Merger
                 Date are considered.

         (3) Comcast Has No current plan or intention to reacquire any of the Comcast Shares issued in the Merger; however, Comcast does have a stock repurchase program announced in October 1995 under which it is authorized to repurchase up to $500 million of Comcast's common stock, which is less than 20 percent of its common stock outstanding both (i) as of such date and (ii) as of the date of this letter. Pursuant to the Agreement, Comcast has agreed to (i) terminate the stock buy-back program no later than six months after the Closing Date and (ii) notify The E.W. Scripps Trust that Comcast anticipates making purchases during a certain period of time so that The E.W. Scripps Trust can avoid selling any of its Comcast Shares during such period. Pursuant to the program, as of the date hereof, Comcast has repurchased shares of Comcast common stock for an aggregate purchase price of approximately $185.8 million.

         (4) Comcast has no current plan or intention to transfer, sell or otherwise dispose of any of the assets of EWS or any of the stock or any material portion of the assets of the Cable Subsidiaries acquired in the Merger, to liquidate any of the Cable Subsidiaries or merge any of the Cable Subsidiaries into any other corporation, provided, however, that Comcast does intend to contribute the stock of SHCC acquired pursuant to the Merger to Comcast Cable Communications, Inc., a Delaware corporation and a wholly owned first-tier subsidiary of Comcast that serves as the cable business holding company for the Comcast consolidated group (the "Dropdown"), but only if (i) Comcast receives an opinion from Davis Polk & Wardwell or other tax counsel acceptable to EWS and SHI that the Dropdown will qualify under Section 368(a)(2)(C) of the Code and (ii) the IRS rules that the Dropdown will not affect the tax-free treatment of the spin-off transactions that precede the Merger or Comcast receives an opinion from Davis Polk & Wardwell or other tax counsel acceptable to EWS and SHI to the same effect.

The E.W. Scripps Company
September 30, 1996
Page 5




         (5) The liabilities of the Company assumed by Comcast and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business and are associated with the assets transferred.

         (6) Following the Merger, Comcast will (i) continue the historic businesses of EWS and the Cable Subsidiaries acquired pursuant to the Merger, and (ii) use a significant portion of EWS's and the Cable Subsidiaries' historic business assets acquired pursuant to the Merger in its business.

         (7) Comcast, the Company, the Cable Subsidiaries, and the shareholders of the Company will pay their respective expenses, if any, incurred in connection with the Merger.

         (8) There is no intercorporate indebtedness existing between Comcast and the Company, between the Company and the Cable Subsidiaries, or between or among the Cable Subsidiaries that was issued, acquired, or will be settled at a discount.

         (9) Neither the Company nor Comcast is a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding. Further, neither the Company nor Comcast has filed, will file for the tax year in which the Merger will occur, or has any intention of filing an election to be a regulated investment company or a real estate investment trust.

         (10) None of the Company, the Cable Subsidiaries, or Comcast is under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in Federal or State court.

         (11) The fair market value of the assets of the Company transferred to Comcast will equal or exceed the sum of the liabilities assumed by Comcast, plus the amount of liabilities, if any, to which the transferred assets are subject.

         (12) The payment of cash in lieu of fractional Comcast Shares is solely for the purpose of avoiding the expense and inconvenience to Comcast of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the EWS

The E.W. Scripps Company
September 30, 1996
Page 6


                 shareholders instead of issuing fractional Comcast Shares will not exceed 1 percent of the total consideration that will be issued in the transaction to the EWS shareholders in exchange for their shares of EWS stock. The fractional share interests of each EWS shareholder will be aggregated and no EWS shareholder will receive cash in an amount equal to or greater than the value of one full Comcast Share.

         (13) The Company and Comcast will not take any position on any Federal, state or local income or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a statutory merger and tax-free reorganization or with the representations made herein.

         (14) None of the compensation to be received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of the Company; none of the Comcast Shares received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

III.     APPLICABLE LAW
         --------------

         A.      Overview
                 --------

                 Section 368(a)(1)(A) of the Code provides that a "statutory merger or consolidation", i.e., a merger or consolidation accomplished pursuant to state law, constitutes a "reorganization." Pursuant to the Merger, the Company will be merged with and into Comcast pursuant to Pennsylvania and Delaware law, and except for any payments to dissenters and payments for fractional shares, solely Comcast Shares, which are shares not entitled to vote, will be exchanged for the assets of the Company.

                 In addition to the definitional requirements set forth in the statute, in order for an exchange to be a tax-free reorganization, certain requirements set forth under Section 1.368-1(b) of the Income Tax Regulations must be satisfied. The Regulations provide that the purpose of the reorganization provisions of the Code is to except from the general rule of taxability certain specifically described exchanges incident to such readjustments of corporate structures made in one of the particular ways specified in the Code, as are required by business exigencies and which effect only a readjustment of continuing interest in property under modified corporate forms. Requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.

The E.W. Scripps Company
September 30, 1996
Page 7



         B.      Plan of Reorganization
                 ----------------------

                 A transaction will not qualify as a tax-free reorganization unless a plan of reorganization (i) "contemplate[s] the bona fide execution of a transaction described in Section 368(a)," and (ii) provides for (a) the bona fide consummation of each step of the transaction and (b) the continuation of the enterprise. Reg. Section 1.368-1(c). As discussed below, both the Company and Comcast have permitted us to assume that they have adopted and will consummate the Agreement and Merger pursuant to Pennsylvania and Delaware law. Assuming that assumption is valid, the "plan of reorganization" requirement will be satisfied.

         C.      Merger Pursuant to State Law
                 ----------------------------

                 To qualify as a Type A reorganization, a transaction must be a merger or consolidation effected pursuant to the corporation laws of a state (or certain laws of the United States in special circumstances not applicable here). Because Comcast is a Pennsylvania corporation and the Company is a Delaware corporation, the merger must be effected pursuant to the corporation laws of the State of Pennsylvania (which requires, in the case of the Merger, that the provisions of Delaware law also be complied with). If--as the Company and Comcast have permitted us to assume--Pennsylvania and Delaware law requirements for the Merger will be satisfied, the "merger pursuant to state law" requirement will be satisfied.

         D.      Business Purpose
                 ----------------

                 The IRS generally takes the position that a valid corporate (i.e., not shareholder) business purpose of both merging corporations is required in a reorganization under Section 368(a) of the Code. The regulations require that "the readjustments involved in the exchanges or distributions effected in the consummation of a plan of reorganization must be undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization." Reg. Section 1.368-2(g). Through the Merger, Comcast seeks to increase its operating scale to lower its programming costs and realize other economies of scale. The Company also expects that it will achieve substantial economies of scale by combining its cable businesses with the cable businesses of Comcast pursuant to the Merger. Accordingly, the business purpose requirement under the regulations will be satisfied.

         E.      Continuity of Business Enterprise
                 ---------------------------------

                 Section 1.368-1(d) of the Regulations provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the acquired corporation's historic business or (ii) use a significant portion of the acquired corporation's historic business assets in a business. It is represented that after the Merger, Comcast will (i) continue the historic businesses of EWS and the Cable Subsidiaries acquired pursuant to the Merger, and (ii) use a significant portion of EWS's and the Cable Subsidiaries' historic business assets

The E.W. Scripps Company
September 30, 1996
Page 8


acquired pursuant to the Merger in its business. Accordingly, the Merger will meet the continuity of business enterprise requirement.

         F.      Continuity of Shareholder Interest
                 ----------------------------------

                 Under Section 1.368-1(b) of the Regulations, the continuity of interest doctrine requires that in a reorganization there must be a continuing interest through stock ownership on the part of those persons who, directly or indirectly, were the owners of the stock of the acquired corporation prior to the reorganization. Rev. Proc. 77-37 provides that the continuity of interest requirement of Section 1.368-1(b) of the Regulations is satisfied if there is continuing interest through the stock ownership in the acquiring or transferee corporation on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of the same date.

                 It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange stock of the acquiring or transferee corporation, or a corporation in "control" thereof, which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in "control" thereof) which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation. Sales, redemptions, and other dispositions of stock occurring prior or, if planned or intended by the shareholder at the time of the exchange, subsequent to the exchange which are part of the plan of reorganization will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization.

                 The Edward W. Scripps Trust has agreed to maintain ownership for at least one year of shares of Comcast stock equal to at least 50 percent of the total number of shares issued by Comcast in the Merger. Additionally, it is represented that there is no plan or intention by the shareholders of the Company who own 5 percent or more of the shares of the Company and, to the best of the knowledge of the management of the Company, there is no plan or intention on the part of remaining shareholders of the Company to sell, exchange, or otherwise dispose of a number of Comcast Shares that will reduce the Company shareholders' ownership of such stock to a number of shares having, as of the date of the exchange, a value of less than 50 percent of the total value of all the formerly outstanding shares of the Company as of the same date. For purposes of these representations, shares of stock of the Company exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional Comcast Shares will be treated as outstanding stock of the Company on the date of the transaction. Also, for purposes of these representations, shares of the Company and Comcast held by shareholders of the Company and sold, redeemed, or disposed

The E.W. Scripps Company
September 30, 1996
Page 9


of prior or subsequent to the Merger Date are considered. Accordingly, the exchange will meet the continuity of interest requirement.

                 The 50 percent continuity of interest standard set forth in Rev. Proc. 77-37 is a guideline utilized by the Internal Revenue Service in determining whether to issue an advance ruling and does not represent how much continuity of interest is needed in a reorganization as a matter of law. In fact, in Nelson v. Helvering, 296 U.S. 374 (1936), the Supreme Court held that there was a valid reorganization when the continuity of interest was equal to 38 percent.

                 Based upon the facts and analysis set forth above, the exchange will qualify as a reorganization as described under Section 368(a)(1)(A) of the Code.

         G.      Other Provisions
                 ----------------

                 Section 368(b)(2) of the Code provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another corporation. Accordingly, Comcast and the Company will each be "a party to a reorganization."

                 Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation if such corporation is "a party to a reorganization" and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation, which is "a party to the reorganization." Section 361(b) of the Code provides that if
Section 361(a) of the Code would apply to an exchange but for the fact that the property received in the exchange consists not only of stock and securities but also other property or money, then if the corporation receiving such other property or money distributes it in pursuance of the plan of reorganization, no gain to the corporation will be recognized.

                 Because the Company will distribute all of the Comcast Shares it receives and any cash for fractional shares to its shareholders, no gain or loss will be recognized by the Company upon the transfer of its assets in exchange for the Comcast Shares and the assumption by Comcast of Company liabilities.

                 Section 368(a)(2)(C) of the Code provides, in relevant part, that a transaction otherwise qualifying as a reorganization described in
Section 368(a)(1)(A) of the Code shall not be disqualified by reason of the fact that part or all of the stock or assets acquired in the transaction is transferred to a corporation controlled by the corporation acquiring such stock.

                 Section 357(a) of the Code provides that if a taxpayer receives property which would be permitted to be received under Section 361 of the Code without the recognition of gain if it were the sole consideration, and as a part of the consideration, another party to the exchange assumes a liability of the taxpayer, or acquires from the taxpayer property subject to a liability, then such assumption or acquisition shall not be treated as money or other

The E.W. Scripps Company
September 30, 1996
Page 10


property, and shall not prevent the exchange from being within the provisions of Section 361 of the Code.

                 Because the Company will distribute all of the Comcast Shares it receives and any cash for fractional shares to its shareholders, no gain or loss will be recognized by the Company upon the transfer of its assets in exchange for the Comcast Shares and the assumption by Comcast of Company liabilities. Because the exchange is a reorganization under Section 368(a) of the Code and the Company is exchanging its property for Comcast Shares and cash for fractional shares and assumption by Comcast of its liabilities, no gain or loss will be recognized by the Company by reason of the exchange and Sections 361(a) and 357(a) of the Code.

                 Section 1032(a) of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation. Accordingly, no gain or loss will result to Comcast as a result of the exchange.

                 Section 362(b) of the Code provides that if property was acquired by a corporation in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on such transfer. Because Comcast will receive property (i.e., the assets) from the Company in connection with a reorganization within the meaning of Section 368(a) of the Code and no gain will be recognized by the Company, the basis of the assets to be received by Comcast will be the same as the basis of those assets in the hands of the Company immediately prior to the transfer.

                 Section 1223(2) of the Code provides that, in determining the period for which the taxpayer has held property, however acquired, there shall be included the period for which such property was held by any other person, if such property has, for purposes of determining gain or loss from a sale or exchange, the same basis (in whole or in part) in its hands as it would have in the hands of such other person. Because the basis of the assets to be received by Comcast will be the same as the basis of those assets in the hands of the Company immediately prior to the transfer, the holding period for the assets of the Company to be received by Comcast will include the period during which such assets were held by the Company.

                 Section 354(a) of the Code provides that no gain or loss will be recognized if stock in a corporation a party to a reorganization is, in pursuance of the plan of reorganization, exchanged solely for stock in another corporation a party to the reorganization. Therefore, since the shareholders of the Company, a party to the reorganization, will receive solely Comcast Shares, another party to the reorganization, no gain or loss will be recognized, except with respect to fractional Comcast Share interests for which Comcast will pay cash.

                 Section 358(a)(1) of the Code provides that, in the case of an exchange to which Section 354 of the Code applies, the basis of the property permitted to be received

The E.W. Scripps Company
September 30, 1996
Page 11


under Section 354 of the Code without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by (i) the fair market value of any other property (except money) received by the taxpayer, (ii) the amount of any money received by the taxpayer, and (iii) the amount of loss to the taxpayer which was recognized on such exchange, and increased by (i) the amount which was treated as a dividend, and (ii) the amount of gain to the taxpayer which was recognized on such exchange (not including any portion of such gain which was treated as a dividend).

                 Since the exchange constitutes an exchange to which Section 354 of the Code applies, the basis of the Comcast Shares in the hands of the shareholders of the Company (including the fractional share interests that they would otherwise be entitled to receive) will be the same as the basis of the shares of the Company surrendered in the exchange.

                 Section 1223(1) of the Code provides that, in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which the taxpayer held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis (in whole or in part) in his hands as the property exchanged, provided the property exchanged at the time of such exchange is a capital asset as defined in Section 1221 of the Code or property described in
Section 1231 of the Code. Since the basis of the Comcast Shares held by the shareholders of the Company who receive Comcast Shares will have the same basis (in whole or in part) as the stock exchanged, the holding period of the Comcast Shares (including the fractional share interests that they would otherwise be entitled to receive) will include the period for which the shares of the Company were held, provided that such shares were held as a capital asset on the date of the exchange.

                 Section 302(b)(3) of the Code provides that if a distribution to a dissenting shareholder is in complete redemption of all of the stock of a corporation owned by such shareholder actually or constructively, such redemption shall be treated as a distribution in part or full payment in exchange for such stock. Under Rev. Rul. 73-102, 1973-1 C.B. 186, because of the operation of Section 302 of the Code, where cash is received by a dissenting shareholder who will not receive actually or constructively any Comcast Shares in the Merger, such cash will be treated as received by the dissenting shareholder as a distribution in redemption of his, her or its stock, subject to the provisions and limitations of Section 302 of the Code.

IV.      OPINION
         -------

                 Based upon and subject to the foregoing, including, without limitation, our reliance upon the opinion dated as of the date hereof of Davis Polk & Wardwell that the Dropdown will qualify under Section 368(a)(2)(C) of the Code, our opinion as to the federal income tax consequences of the Merger is as follows:

The E.W. Scripps Company
September 30, 1996
Page 12



- -        The Merger will qualify as a reorganization under Section 368(a)(1)(A)
         of the Code. Comcast and the Company will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

- -        No gain or loss will be recognized to the Company upon the transfer of its assets to Comcast in exchange for the Comcast Shares and the assumption by Comcast of the liabilities of the Company, and the cash to be paid to dissenters and in lieu of fractional shares, or on the distribution of the Comcast Shares by the Company to the shareholders of the Company or the payment of cash to dissenters and in lieu of fractional shares. Sections 361 and 357 of the Code.

- -        No gain or loss will be recognized to Comcast on the receipt of the assets of the Company and the assumption by Comcast of liabilities of the Company in exchange for Comcast Shares. Section 1032 of the Code.

- -        The basis of the assets of the Company in the hands of Comcast will be the same as the basis of such assets in the hands of the Company immediately prior to the exchange. Section 362(b) of the Code.

- -        The holding period of the assets of the Company acquired by Comcast will include the holding period of such assets in the hands of the Company immediately prior to the exchange. Section 1223(2) of the Code.

- -        Except for any cash received in lieu of fractional shares, no gain or loss will be recognized by a shareholder of the Company on the receipt of Comcast Shares solely in exchange for his shares of the Company.
         Section 354 of the Code.

- -        The basis of Comcast Shares (including any fractional share interest to which such holder may be entitled) received by a shareholder of the Company who exchanges shares of the Company for Comcast Shares will be the same as the basis of the shares of the Company surrendered in the exchange therefor. Section 358(a)(1) of the Code.

- -        The holding period of Comcast Shares (including any fractional share interest to which such holder may be entitled) received by a shareholder of the Company will include the holding period of the shares of the Company surrendered in exchange therefor, provided that the shares of the Company were capital assets at the date of the exchange. Section 1223(1) of the Code.

- -        Cash received by a shareholder of the Company in lieu of a fractional share interest of Comcast stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Comcast stock which such shareholder would otherwise be entitled to receive. This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to the

The E.W. Scripps Company
September 30, 1996
Page 13


         Company shareholder, provided the shares of the Company were capital assets in such shareholder's hands.

- -        Where cash is received by a dissenting shareholder, and such dissenting shareholder's actual and constructive ownership interest after the transaction is such that the cash payment is not essentially equivalent to a dividend, such cash payment will be treated as a redemption and such shareholder will recognize gain measured by the difference between the amount of cash received and the shareholder's basis in such stock.

                 Our opinion is not the equivalent of a ruling from the Internal Revenue Service and may upon audit be challenged by the Internal Revenue Service. Our opinion is based on the understanding that the relevant facts are, and will be at the Merger Date, as set forth in the Documents, the Representation Letters, and this letter. It is also based on the Code, Regulations, case law and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. Were there to be such changes either before or after the date of the exchange, or should the relevant facts change or prove to be other than as we have reviewed, our opinion could be affected. In addition, pursuant to Section 6.10(h) of the Agreement, Comcast has agreed to certain restrictions on its actions for two years to provide further assurances that the Merger will qualify as a reorganization under Section 368(a)(1)(A) of the Code.

                 We hereby consent to the reference to us under the headings "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" and "LEGAL MATTERS" in the Joint Proxy Statement-Prospectus and to the filing of this opinion as an exhibit to the Joint Proxy Statement-Prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

                                        Very truly yours,

                                        /s/ Baker & Hostetler
                                        ---------------------
                                        Baker & Hostetler